INFORMATION STATEMENT

Wilmington Funds

Wilmington Multi-Manager International Fund

111 South Calvert Street, 26th Floor

Baltimore, Maryland 21202

Important Notice Regarding the Availability of this Information Statement

The Information Statement is available at http://www.wilmingtonfunds.com

WE ARE NOT ASKING YOU FOR A PROXY OR VOTING INSTRUCTIONS AND WE REQUEST THAT YOU NOT SEND US A PROXY OR VOTING INSTRUCTIONS.

This Information Statement is being provided to shareholders of Wilmington Multi-Manager International Fund (the “Fund”), a series of the Wilmington Funds (the “Trust”), to notify you of the approval by the Board of Trustees (the “Board” or the “Trustees”) of new sub-advisory agreements between Wilmington Funds Management Corporation (“WFMC” or the “Adviser”), the adviser to the Fund, and Allianz Global Investors U.S. LLC (“Allianz”), AXA Investment Managers, Inc. (“AXA”), Berenberg Asset Management LLC (“Berenberg”), Nikko Asset Management Americas, Inc. (“Nikko”), and Schroder Investment Management North America, Inc. (“Schroders”), sub-advisers retained by the Adviser to perform certain investment advisory services for the Fund. This Information Statement is being provided to shareholders pursuant to the terms of an exemptive order that the Trust has received from the U.S. Securities and Exchange Commission that allows certain sub-adviser changes to be made without shareholder approval (the “Manager of Managers Order”). Subject to certain conditions, the Manager of Managers Order allows WFMC, with the approval of the Trust’s Board, to select sub-advisers and to enter into new sub-advisory agreements without obtaining shareholder approval. The Information Statement is being mailed on or about March 24, 2017 to shareholders of record of the Fund as of March 14, 2017. The Fund will pay the costs associated with preparing and distributing this Information Statement to shareholders.

The Fund provides periodic reports to its shareholders, which highlight relevant information about the Fund, including investment results and a review of portfolio investments. You may receive an additional copy of the most recent annual report and semi-annual report of the Fund, without charge, by calling (800) 836-2211, by downloading them from the Trust’s web-site at www.wilmingtonfunds.com or by writing to Wilmington Funds, Wilmington Multi-Manager International Fund, P.O. Box 9828, Providence, Rhode Island 02940-8025.

The Fund is a multi-manager fund that has retained an adviser and several sub-advisers to manage and make decisions with respect to investment of its assets. WFMC, located at 1100 North Market Street, Wilmington, Delaware 19890, is the investment adviser to the Fund pursuant to an investment management agreement with the Trust. WFMC has overall responsibility for the general management and day-to-day operations of the Fund but has retained investment sub-advisers to make the investment decisions for the Fund’s assets. Wilmington Trust Investment Advisors, Inc. (“WTIA”), an entity under common control with WFMC, provides certain investment services, information, advice, assistance and facilities and performs research, statistical and investment services pursuant to a sub-advisory agreement among the Trust, WFMC and WTIA. WFMC retains responsibility (subject to the Trustees’ oversight) for managing sub-advisers and evaluates the Fund’s needs and each sub-adviser’s skills and abilities on an ongoing basis. Currently, WFMC allocates the Fund’s assets among the five recently hired sub-advisers: Allianz, AXA, Berenberg, Nikko, and Schroders.

NEW SUB-ADVISERS

At the September 14-15, 2016 meeting of the Board, WFMC reported that it had conducted an analysis of the Fund, its structure and the current sub-advisers to which WFMC allocates the Fund’s assets. Based on its analysis of the Fund, WFMC recommended that the sub-advisory agreements among the Trust, WFMC, Allianz, AXA, Berenberg, Nikko, and Schroders (the “New Sub-Advisory Agreements”) be approved by the Board, and that WFMC notified the Board of its intention to terminate the Fund’s then-current third party sub-advisers. WFMC believes Allianz, AXA, Berenberg, Nikko, and Schroders (the “New Sub-Advisers”) to be qualified and appropriate candidates to sub-advise the Fund, after considering the results of a due diligence visit as well as the Fund’s investment objectives and strategies. WFMC also believes the allocation of the Fund’s assets to the New Sub-Advisers’ investment strategies will improve the performance of the Fund, due in-part to the New Sub-Advisers exclusively regional focus, at a net expense ratio equal to or lower than the previous net expense ratio of the Fund.

Allianz

Allianz utilizes its Europe equity growth strategy, which is a concentrated portfolio consisting of the approximately 30-45 highest conviction stocks from its Europe equity growth product platform. The strategy is specifically tailored and structured by the portfolio management team in order to maximize the return impact from their core alpha source: bottom up stock selection. The investment objective of the strategy is to achieve long-term capital growth with a target outperformance versus the S&P Europe Large Cap Growth Index of 2-4% (gross-of-fees) over a rolling three-year period. The target portfolio is expected to range from 40 to 50 securities. Allianz does not manage a comparable registered U.S. investment company using the strategy that is utilized for the Fund.

The following portfolio managers are responsible for the day-to-day management of the Fund’s assets allocated to Allianz.

Thorsten Winkelmann is a Senior Portfolio Manager, Managing Director and Investment Style Co-Leader Growth with Allianz since October 2009. As lead portfolio manager he is responsible for the following strategies: Europe Equity Growth Select, Europe Equity Growth and Europe ex UK Growth. From 2006 to 2009, Thorsten was portfolio manager in the European Equity Core Team. He joined Allianz in 2001 as a Junior Portfolio Manager in the Multi Asset team. He also manages the equity portion of the balanced portfolio Kapital Plus, one of Allianz’s flagship products. Mr. Winkelmann graduated with a master’s degree in economics from the University of Bonn in 2001.

Matthias Born is a senior portfolio manager and managing director with Allianz, which he joined in 2001. As a member of the European Equities team, he is Co-Leader of the Growth Investment Style Team since 2009 and the Lead Portfolio Manager of the Euroland Equity Growth, Europe Equity Growth Select and Europe ex-UK Growth strategies. Mr. Born has managed the flagship German Equity and Concentra funds since 2007. Mr. Born previously managed European small-cap portfolios at Allianz. He has 15 years of investment industry experience and previously worked in Dresdner Bank’s global corporate finance division. Mr. Born has a degree in business from the University of Wuerzburg.

Allianz sub-advises a portion of the Multi-Manager International Fund. Allianz is a registered investment advisor under the Advisers Act, with its principal executive office located at 1633 Broadway, New York, NY 10019. As of December 31, 2016, Allianz had assets under management of approximately $88.2 billion.

The name and principal occupation of the principal executive officers of Allianz are as follows:

Name	Position with Allianz
Douglas Eu	Chief Executive Officer, US
Erin Bengtson-Olivieri	Chief Financial Officer, US
Giorgio Carlino	Chief Investment Officer US Multi-Asset
John Carroll	Head of Retail, US
Barbara Claussen	Chief Operating Officer, US
Ben Fischer	Chief Investment Officer, NFJ Investment Group
Doug Forsyth	Chief Investment Officer, Fixed Income US
William Grau	Head of US Marketing
David Jobson	Head of Product Development and Strategy, US
Satya Kumar	Head of Solutions US
Peter Bonanno	Chief Legal Officer
Jill Lohrfink	Head of Institutional Busines – North America
Jeff Parker	Chief Investment Officer, Equity US

Allianz is a wholly owned subsidiary of Allianz SE, a large financial services provider and a publicly traded company. The address for each principal officer listed is the same as the address for the principal executive office for Allianz.

AXA

For its share of the Fund’s portfolio, AXA utilizes a European small cap strategy seeking to generate high and sustainable performance over the long-term, by investing in European small-cap companies that are characterized by superior long-term growth prospects, quality management and fundamentals as well as attractive valuations. The strategy is benchmark-aware but not benchmark-driven. Accordingly, the strategy is not managed with a firm outperformance target versus it benchmark, the STOXX Europe Small 200 Index. In the past, the strength of AXA’s process and the experience of the team have enabled them to generate excess gross returns of around 5-6% per annum over a full market cycle. Stock selection is based on active bottom-up analysis and the approach is based on AXA’s deep understanding of corporate positioning and fundamentals. As the portfolio will reflect high convictions of AXA’s investment professionals the portfolio will tend to be relatively concentrated and fundamentally anchored. As a consequence, the average investment holding period is expected to be three to four years with a target portfolio ranging from 50 to 60 securities. AXA does not manage a comparable registered U.S. investment company using the strategy that is utilized for the Fund.

The following portfolio managers are responsible for the day-to-day management of the Fund’s assets allocated to AXA.

Isabelle de Gavoty is the Head of Europe Small Cap Equities with AXA. In 1998, Ms. de Gavoty joined AXA initially as an analyst within the Europe Small Cap Equity team before being promoted in 2001 to Lead Portfolio Manager in the Small and Mid-Cap team, a position she held until 2007. Ms. de Gavoty spent one year at Société Générale Asset Management as Portfolio Manager and Head of the Small and Mid-Cap team. In 2008, Ms. de Gavoty rejoined AXA as Lead Portfolio Manager and Head of the Europe Small Cap Equity team. From 1995 to 1998, Ms. de Gavoty worked as a financial analyst on the automobile sector with Wargny, a French broker. She graduated with a Masters in Finance from the University of Aix-Marseille (1994), holds the SFAF certification (French Financial Analyst Association) and is a member of the European Financial Analyst Society. Ms. de Gavoty also holds a diploma in Advanced Studies in Finance from the Oxford Brookes University.

Caroline Moleux, CFA, is a Portfolio Manager/Analyst with AXA. Ms. Moleux joined AXA in 2005 as a Portfolio Manager/Analyst on the convertible and global entrepreneur strategy. She now serves as Portfolio Manager/Analyst within the small cap team and is in charge of the consumer sector. Prior to joining AXA, Ms. Moleux worked for three years at ADI where she was an analyst on the convertible arbitrage strategy. Ms. Moleux holds a CFA and an MBA in corporate finance and financial engineering from the University Paris Dauphine.

AXA sub-advises a portion of the Multi-Manager International Fund. AXA is a registered investment advisor under the Advisers Act, with its principal executive office located at 100 West Putnam Avenue, Greenwich, CT 06830. As of December 31, 2016, AXA had assets under management of approximately $754 billion.

The name and principal occupation of the principal executive officers of AXA are as follows:

Name	Position with AXA
Andrea Rossi	Chief Executive Officer
Jeremy Baskin	Chief Executive Officer of Rosenberg Equities
Mark Beveridge	Global Head of Framlington Equities
John Porter	Global Head of Fixed Income and Structure Finance
Pierre Vaquier	Chief Executive Officer of Real Assets
Julien Fourtou	Global Head of Multi Asset Client Solutions
Christophe Coquema	Global Head of Client Group
Joseph Pinto	Global Chief Operating Officer
Jean-Christophe Menioux	General Secretary, Chief Financial Officer
Anne-Sophie Curet	Global Head of Human Resources

AXA is 99.75% owned subsidiary of AXA Group, a large insurance and management group. The remaining 0.25% ownership of AXA is held by employees of AXA as part of their compensation plan. The address for each principal officer listed is the same as the address for the principal executive office for AXA.

Berenberg

Berenberg utilizes a rules based equity selection process for the Fund that involves managing European equities based on a bottom-up process using proprietary growth-at-reasonable-price approach. The goal is to outperform the benchmark (Euro STOXX 50 Net Return Index) by 3-5% per annum net of fees on average with an annualized volatility that is 30-40% lower than the volatility of the benchmark. The target portfolio for Berenberg is expected to range between 21 and 30 stocks. Berenberg does not manage a comparable registered U.S. investment company using the strategy that is utilized for the Fund.

The following portfolio managers are responsible for the day-to-day management of the Fund’s assets allocated to Berenberg.

Boris Jurczyk, CFA, CAIA, FRM, joined Berenberg in 2009. He specializes in the development of models in the field of quantitative equity selection. Mr. Jurczyk is the responsible lead manager of the Berenberg European Equity Selection and Berenberg Emerging Markets Equity Selection mutual funds. Previously he worked for WGZ BANK in Financial Engineering and Trading. In 2001, Mr. Jurczyk received his degree in Business Administration at University of Paderborn. In 2006 he completed his MA of Finance and Management with specialization in Investment Banking at the Frankfurt School of Finance and Management. Mr. Jurczyk has gained specialist knowledge by completing additional qualification courses and being member in numerous professional organizations.

Kay Möller joined Berenberg in 2006 as a portfolio manager for Equity Selection strategies. He has almost 33 years of professional experience trading equities and equity derivatives. Previously, Mr. Möller worked for more than six years in Frankfurt at NM Fleischhacker as Head of Equity Sales Trading, where he was responsible for European equity and equity derivatives brokerage with a focus on large financial institutions, heading a team of 16 people. Mr. Möller started his career in 1984 as an equity trader at Vereins- & Westbank now UniCredit Group in Hamburg and later joined Donner & Reuschel Private Bank in 1998.

Michael Nuske, CFA, started his professional career in the financial services industry in 2012. Before joining the Equity Selection Team, Mr. Nuske completed the Berenberg Graduate Programme, rotating through different divisions (Asset Management, Investment Banking, Private Banking, Corporate Banking) and different locations (Hamburg, London, Frankfurt, Zurich). Mr. Nuske holds a master’s degree in finance and economics from the Warwick Business School and a bachelor’s degree in economics from the London School of Economics and Political Sciences. In addition, Mr. Nuske is a CFA Charterholder.

Berenberg, along with its affiliate Joh. Berenberg, sub-advises a portion of the Multi-Manager International Fund. Berenberg is a registered investment advisor under the Advisers Act, with its principal executive office located at 330 N. Wabash Avenue, 39th Floor, Chicago, IL 60611. Berenberg provides investment advice in the United States that originates from its participating affiliate, Joh. Berenberg. Berenberg will provide these advisory services pursuant to long-standing SEC no-action letters that allows Berenberg to offer the capabilities, infrastructure and expertise of Joh. Berenberg to U.S. prospective clients. As of December 31, 2016, Berenberg had assets under management of approximately $18.6 billion.

The name and principal occupation of the principal executive officers of Berenberg are as follows:

Name	Position with Berenberg
Gary Klopfenstein	Chief Executive Officer and Member of the Board of Directors
Tindaro Siragusano	President and Member of the Board of Directors
Matthew Stemp	Member of the Board of Directors

Berenberg is a wholly owned subsidiary of Joh. Berenberg, Gossler & Co. KG (“Joh. Berenberg”). The shareholder structure of Joh. Berenberg is as follows: Berenberg family – 30.4%, Dr. Hans-Walter Peters, Hendrik Riehmer (managing partners) – 26.1%, Andreas Brodtmann and former managing partners – 1.5%, Christian Erbprinz zu Furstenberg – 15.0%, Professor Dr. Jan Philipp Reemtsa – 15.0%, and Compagnie du Bois Sauvage S.A. – 12.0%. The address for Gary Klopfenstein is the same as the address for the principal executive office for Berenberg. The address for Tindaro Siragusano and Matthew Stemp is Joh. Berenberg, Gossler & Co. KG, Neuer Jungfernstieg 20, 20354 Hamburg, Germany.

Nikko

For its share of the Fund’s portfolio, Nikko utilizes a Japan active value equity strategy which employs fundamental, bottom up approach with a value style bias. The portfolio consists of Japanese domiciled companies across all sectors and market capitalizations but has an additional focus on small/mid-cap stocks overlooked by the market. The investment philosophy is based on the belief that higher returns may be achieved by identifying undervalued companies with the potential to drastically turn their current situation around. Research is focused on companies that are likely to exhibit a recovery in earnings, sustainable growth, or undergo a drastic change in financial policy in the future. These companies are expected to witness substantial changes in return on earnings. The target portfolio for Nikko is expected to range between 80 and 120 stocks. Nikko does not manage a comparable registered U.S. investment company using the strategy that is utilized for the Fund.

The following portfolio managers are responsible for the day-to-day management of the Fund’s assets allocated to Nikko.

Yoshihide Itagaki (Lead Portfolio Manager), has been a portfolio manager for the Research Active Management Team with Nikko since 2010. From 2003, Mr. Itagaki served as both Team Leader and Senior Portfolio Manager for the Value Strategy Fund Management Team. Mr. Itagaki started his career at Nikko Securities Investment Trust & Management (now Nikko AM, as defined below) in 1990, and managed various Japan equity funds. After working at the firm’s Singapore unit, Mr. Itagaki returned to Tokyo in February 1998 as a Japan Equity Portfolio Manager. Mr. Itagaki holds a B.A. in Commerce from Waseda University and is a chartered member of the Security Analysts Association of Japan.

Toshinori Kobayashi (Back-Up Portfolio Manager), became the Team Leader for the Research Active Management team with Nikko in 2010, after serving as Team Leader and Portfolio Manager of the Market-Oriented Fund Management Team of the Equity Fund Management Department. Mr. Kobayashi became a Portfolio Manager in 1992 following three years of work in corporate research. Mr. Kobayashi began his career at Nikko Securities Investment Trust & Management (now Nikko AM) in 1988. Mr. Kobayashi holds a B.A. in Law from Chuo University and is a chartered member of the Security Analysts Association of Japan.

Nikko, along with its affiliate Nikko Asset Management Co. Ltd. (“Nikko AM”) sub-advises a portion of the Multi-Manager International Fund. Nikko is a registered investment advisor under the Advisers Act, with its principal executive office located at 535 Madison Avenue, Suite 2500, New York, NY 10022. Nikko is the U.S. subsidiary of Nikko AM. Nikko will provide these advisory services pursuant to long-standing SEC no-action letters that allows Nikko to offer the capabilities, infrastructure and expertise of Nikko AM to U.S. prospective clients. As of December 31, 2016, Nikko, together with its parent company Nikko AM, had assets under management of approximately $170.9 billion.

The name and principal occupation of the principal executive officers of Nikko are as follows:

Name	Position with Nikko
David Semaya	Representative Director, Executive Chairman
Takumi Shibata	Representative Director, President and Chief Executive Officer
Hideo Abe	Director, Executive Vice Chairman
Junichi Sayato	Representative Director & Executive Deputy President
Hideki Hiraki	Director
Yoshio Hishida	Director
Lim Sim Seng	Outside Director
Togashi Naoki	Outside Director
N. Parker Simes	Outside Director

Nikko is a wholly owned subsidiary of Nikko Asset Management Co., Ltd., which is 91.3% owned by Sumitomo Mitsui Trust Holdings Inc., 7.2% owned by DBS Bank Ltd., and 1.0% owned by an Employee Share Ownership Plan. The address for each principal officer listed is the same as the address for the principal executive office for Nikko.

Schroders

Schroders invests Fund assets in the Asian ex-Japan region utilizing a fundamental stock selection strategy. The strategy invests in the stocks of companies whose earnings are growing and value accretive, in that their projected return on invested capital (“ROIC”) exceeds their projected weighted average cost of capital (“WACC”). The strategy places a heavy weight on understanding the industry and firm dynamics which impacts a firms’ ROIC. WACC varies across firms depending on the amount of leverage utilized by the firm and the country of investment given differences in interest rates and equity yield expectations. The strategy seeks future industry leaders in rapidly growing industries and places a heavy weight on corporate governance which is particularly important in the Asian region given that many listed companies remain family-controlled. Analysts seek to make sure that the interests of management and shareholders are properly aligned. The strategy is unconstrained, allowing for investment in twelve Asian ex-Japan markets and across the market cap spectrum without regard to style. The unconstrained nature of the strategy also includes the ability to invest in small and mid-cap stocks. The target portfolio for Schroders is expected to range between 50 and 60 stocks. Schroders does not manage a comparable registered U.S. investment company using the strategy that is utilized for the Fund.

The following portfolio manager is responsible for the day-to-day management of the Fund’s assets allocated to Schroders.

Toby Hudson, Asia ex Japan Equity Fund Manager, manages Regional and Hong Kong/China mandates with Schroder. Mr. Hudson’s Investment career commenced upon joining Schroder in 1992. He was seconded to Hong Kong in 1995 after 3 years working as an UK equity analyst in London. In 1995, Mr. Hudson started covering Hong Kong equities before becoming responsible for financials research across the Asia ex Japan region. Mr. Hudson became Head of North Asian research in 2001 and Head of Asia ex Japan Equities Research in 2002. He started to manage money in 2003, a large regional financial sector portfolio for a sovereign wealth fund. In 2007, Mr. Hudson started to manage regional equity and officially took over as the lead on Hong Kong/China mandates at the start of 2008.

Schroders, along with its affiliate Schroder Investment Management North America Ltd. (Singapore Branch), sub-advises a portion of the Multi-Manager International Fund. Schroders and Schroder Investment Management North America Ltd. are registered investment advisers under the Investment Advisers Act of 1940, as amended. Schroders’ principal executive office is located at 875 Third Avenue, New York, NY 10022. Schroders plc, Schroder’s ultimate parent, is a global asset management company with approximately $477 billion under management as of December 31, 2016.

The name and principal occupation of the principal executive officers of Schroders are as follows:

Name	Position with Schroders
Peter Harrison	Chief Executive Officer
Karl Dasher	Director, Chief Executive Officer, North America & Co-Head of Fixed Income
Mark A. Hementz, CFA	Director and Chief Operating Officer, Americas
Joseph Bertini	Director and Chief Compliance Officer, Americas
Carin Muhlbaum	General Counsel, Americas
Nicola Richards	Director and Global Head of Equities
Henry Philip	Director and Head of Finance, Americas
Gareth Taylor	Director and Head of Compliance, Investment
Paul Chislett	Director and Head of Asset Management Finance

Schroders is an indirect wholly owned subsidiary of Schroders plc, which is 47.93% owned by the Schroder family and related trusts. Employees hold approximately 4.73% of total capital through and equity incentive program. The address for each principal officer listed is the same as the address for the principal executive office for Schroders.

BOARD APPROVAL OF THE NEW SUB-ADVISORY AGREEMENTS

At the September 14-15, 2016 meeting of the Board of Trustees (the “September meeting”), the Board, including the Independent Trustees, discussed and unanimously approved, for the Fund, the New Sub-Advisory Agreement with each of: Allianz; AXA; Berenberg; Nikko; and Schroders. (each, a “New Sub-Adviser,” and together, the “New Sub-Advisers”). The Trustees were provided with detailed materials relating to each New Sub-Adviser in advance of and at the meeting. The material factors and conclusions that formed the basis for the approval are discussed below.

At the September meeting, the Trustees met in person the Adviser, Trust and Counsel, and others. The Independent Trustees met with and were advised by Counsel in executive session.

In evaluating each New Sub-Advisory Agreement, the Trustees took into account management style, investment strategy, and prevailing market conditions as well as each New Sub-Adviser’s investment philosophy and process, as described in this Information Statement, past performance, and personnel. The Trustees also took into account the Adviser’s evaluation and recommendation of the approval of each New Sub-Adviser. The Trustees also reviewed information concerning, among other things: (i) the nature, extent and quality of the services to be provided by each New Sub-Adviser; (ii) each New Sub-Adviser’s anticipated cost of/profitability in providing the services to the Fund; (iii) possible fall-out benefits to each New Sub-Adviser due to its position with the Fund, including the use of soft dollars; (iv) whether the Fund may benefit from possible economies of scale realized by the Adviser in the event of growth of assets of the Fund; (v) the proposed fee of each New Sub-Adviser and fees charged by each New Sub-Adviser to other pooled investment vehicles for similar services; and (viii) the Adviser’s recommendation that the Independent Trustees approve each New Sub-Advisory Agreement and the Adviser’s view that the fee payable to each Sub-Adviser was fair and reasonable.

After discussion and consideration among themselves, and with Counsel and the Adviser, the Board, including all of the Independent Trustees, determined that the fee to be paid by the Fund to each New Sub-Adviser under the applicable New Sub-Advisory Agreement appeared to be fair and reasonable in light of the information provided. Based on all relevant information and factors, none of which was individually determinative of the outcome, the Board, including all of the Independent Trustees, concluded that the approval of the New Sub-Advisory Agreements was in the best interests of the Fund and its shareholders and approved each New Sub-Advisory Agreement. The New Sub-Advisers were allocated Fund assets between December 22, 2016 and December 26, 2016.

NEW SUB-ADVISORY AGREEMENTS

The New Sub-Advisory Agreements were approved by the Trustees on September 15, 2016. In accordance with the Manager of Managers Order, the New Sub-Advisory Agreements will not be submitted to the Fund’s shareholders for their approval. The following is a brief summary of the material terms of the New Sub-Advisory Agreements.

General.   Under the terms of the New Sub-Advisory Agreements, each New Sub-Adviser is responsible for managing that portion of the Fund’s assets that it is allocated to manage by WFMC. In providing investment management services to the Fund, each New Sub-Adviser determines which investments shall be purchased, held or sold, and what assets shall be held uninvested, subject to the Amended and Restated Agreement and Declaration of Trust and Amended and Restated By-Laws of the Trust, the investment objective, policies and restrictions set forth in the Fund’s registration statement, the provisions of the Investment Company Act of 1940 , as amended (the “1940 Act”), and the Internal Revenue Code of 1986, as amended, and such policies and instructions as the Trustees of the Trust may determine.

It is anticipated that each New Sub-Adviser will: (1) maintain all books and records required to be maintained by it pursuant to the 1940 Act and the rules and regulations promulgated thereunder with respect to the transactions Each New Sub-Adviser effect on behalf of the Fund; and (2) furnish the Trustees and WFMC with such periodic and special reports as the Trustees or WFMC may reasonably request.

Brokerage Commissions and Portfolio Transactions.   Each New Sub-Adviser places orders for portfolio transactions on behalf of the Fund with issuers, underwriters or other brokers and dealers. When it can be done consistent with the policy of obtaining best execution, each New Sub-Adviser may place such orders with brokers and dealers who supply research, market and statistical information to the Fund or to each New Sub-Adviser. Each New Sub-Adviser is authorized when placing portfolio transactions to pay a brokerage commission (to the extent applicable) in excess of that which another broker might charge for executing the same transaction because of the receipt of research, market or statistical information. Allocation of portfolio transactions is supervised by WFMC. Each New Sub-Adviser has authority and discretion to select brokers and dealers subject to conformance with the policies and procedures disclosed in the Fund’s Prospectus and Statement of Additional Information and the policies and procedures adopted by the Trust’s Board.

Compensation.   For services rendered under the New Sub-Advisory Agreements, each New Sub-Adviser receives an annual fee paid monthly on the asset allocated for its management. The following are the rates paid to each New-Sub-Adviser by the Fund:

Allianz - 0.38% on all assets,

AXA - 0.43% on the first $150 million in assets and 0.41% on assets over $150 million,

Berenberg - 0.27% on all assets,

Nikko - 0.32% on all assets, and

Schroders - 0.50% on all assets.

Liability of each New Sub-Adviser.   The New Sub-Advisory Agreements provide that each New Sub-Adviser shall not be liable for any action taken, omitted or suffered to be taken by it in its reasonable judgment, in good faith and believed by it to be authorized or within the discretion, rights or powers conferred upon it by the Agreement, or in accordance with (or in the absence of) specific directions or instructions from the Trust or Adviser, provided, however, that such acts or omissions shall not have resulted from each New Sub-Adviser’s willful misfeasance, bad faith, gross negligence or a reckless disregard of duty.

Term.   The initial term of the New Sub-Advisory Agreements shall commence on the date of each Agreement and shall end on September 30, 2018. The New Sub-Advisory Agreements shall continue in force from each October 1 through September 30 after the initial term, but only so long as such continuance is specifically approved at least annually by the vote of a majority of Trustees who are not interested persons of the Trust, the Adviser or the Sub-Adviser, cast in person at a meeting called for the purpose of voting on such approval, and by a vote of the Board or of a majority of the outstanding voting securities of the Fund. The aforesaid requirement that the New Sub-Advisory Agreements may be continued “annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

Termination.   Under the terms of the New Sub-Advisory Agreements, each New Sub-Advisory Agreement may be terminated by the Trust (by a vote of the Board or a majority of the outstanding voting securities of the Fund), without the payment of any penalty, immediately upon written notice to the other parties hereto, in the event of a material breach of any provision thereof by the party so notified or otherwise by the Trust, upon sixty (60) days’ written notice to the other parties hereto, but any such termination shall not affect the status, obligations or liabilities of any party hereto to the others.

Each New Sub-Advisory Agreement may also be terminated by WFMC or each New Sub-Adviser, without the payment of any penalty immediately upon written notice to the other parties hereto, in the event of a material breach of any provision thereof by the party so notified if such breach shall not have been cured within a 20-day period after notice of such breach or otherwise by WFMC or each New Sub-Adviser upon sixty (60) days’ written notice to the other parties hereto, but any such termination shall not affect the status, obligations or liabilities of any party hereto to the others.

In addition, each New Sub-Advisory Agreement shall terminate automatically in the event of its assignment.

ADDITIONAL INFORMATION ABOUT WFMC AND AFFILIATES

The Investment Advisor, Affiliated Sub-Advisor and Co-Administrator

WFMC serves as the investment advisor to the Fund pursuant to an investment advisory agreement dated March 12, 2012 between WFMC and the Trust (the “Investment Advisory Contract”). The Investment Advisory Contract was last approved by the Board on September 15, 2016. WMFC is located at 1100 North Market Street, Wilmington, Delaware 19890. WFMC is a wholly owned subsidiary of Wilmington Trust Corporation, which is a wholly owned subsidiary of M&T Bank Corporation (“M&T”).

Under the terms of the Investment Advisory Contract, WFMC has agreed to: (a) direct the investments of the Fund, subject to and in accordance with the Fund’s investment goal, policies and limitations set forth in the Fund’s prospectus and statement of additional information; (b) purchase and sell for the Fund, securities and other investments consistent with the Fund’s goals and policies; (c) supply office facilities, equipment and personnel necessary for servicing the investments of the Fund; (d) pay the salaries of all personnel of the investment adviser performing services relating to research, statistical and investment activities on behalf of the Fund; (e) make available and provide such information as the Trust and/or its administrator may reasonably request for use in the preparation of its registration statement, reports and other documents required by any applicable federal, foreign or state statutes or regulations; (f) make its officers and employees available to the Trustees and officers of the

Trust for consultation and discussion regarding the management of the Fund and its investment activities. Additionally, WFMC has agreed to create and maintain all necessary records in accordance with all applicable laws, rules and regulations pertaining to the various functions performed by it and not otherwise created and maintained by another party pursuant to a contract with the Fund. The Trust and/or WFMC may at any time upon approval by the Board of Trustees, enter into one or more sub-advisory agreements with a sub-adviser pursuant to which WFMC delegates any or all of its duties as listed. The Investment Advisory Contract provides that WFMC shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which the agreement relates, except to the extent of a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its obligations and duties under the agreement.

Pursuant to the Investment Advisory Contract, WFMC is entitled to receive an annual investment advisory fee of 0.45%, paid daily as a percentage of average daily net assets. WFMC has contractually agreed to waive until January 31, 2018 a portion of its advisory fee or reimburse expenses to the extent that the expenses of a Fund (excluding fund of fund expenses, taxes, extraordinary expenses, brokerage commissions, and interest) expressed as an annualized percentage of average daily net assets, do not exceed 0.91% and 1.04% for the Fund’s Class I Shares and Class A Shares, respectively. The advisory fee paid to WFMC by the Fund for the fiscal year ended April 30, 2016 was $651,316.

WTIA, 111 South Calvert Street, 26th Floor, Baltimore, MD 21202, provides certain investment services, information, advice, assistance and facilities and performs research, statistical and investment services pursuant to a sub-advisory agreement among the Trust, WFMC and WTIA. For providing sub-advisory services, WTIA receives 80% of WFMC’s advisory fee received from the Fund. The allocation of the fees between WFMC and WTIA is based on the allocation of responsibilities between WFMC and WTIA with respect to each Fund. WFMC may reallocate investment advisory responsibilities and fees between itself and WTIA without obtaining shareholder approval. Any such reallocation will not result in a reduction in the nature and level of services provided to each Fund or in an increase in the aggregate fees paid by the Fund for such services.

WFMC also serves as co-administrator to the Trust and provides the Fund with certain administrative personnel and services necessary to operate the Fund. Administrative fees payable to WFMC are as follows:

Maximum Administrative Fee	Average Aggregate Daily Net Assets of the Wilmington Funds
0.040%	on the first $5 billion
0.030%	on the next $2 billion
0.025%	on the next $3 billion
0.018%	on assets in excess of $10 billion

The co-administration fee paid to WFMC by the Fund for the fiscal year ended April 30, 2016 was $141,405.

Donald E. Foley, an “interested” Trustee of the Trust, previously held positions with Wilmington Trust Corporation, M&T Bank Corporation and M&T Bank, the parent of the Fund’s Adviser. Christopher D. Randall, an “interested” Trustee of the Trust, holds positions with the Funds, Wilmington Trust’s Wealth and Institutional Services Division and M&T Bank, the parent of the Fund’s Adviser. The following officers of the Trust also serve as officers of WTIA or M&T Bank, the parent of WFMC:

Name	Position Held with the Trust	Position Held with WTIA or M&T
Christopher D. Randall	President	Senior Vice President (M&T)
Michael D. Daniels	Chief Operating Officer	Chief Operating Officer (WTIA); Administrative Vice President (M&T)
Jeffrey M. Seling	Assistant Treasurer and Vice President	Vice President (WTIA and M&T)
John C. McDonnell	Assistant Treasurer and Vice President	Vice President (WTIA)
Mary Ellen Reilly	Chief Compliance Officer and AML Compliance Officer	Group Vice President (M&T)
John J. Kelley	Vice President	President of WFMC; Group Vice President and Chief Administrative Officer (WTIA)
Ralph V. Partlow, III	Vice President	Administrative Vice President and Deputy General Counsel (M&T)

WFMC continues to provide investment advisory and co-administrative services.

Affiliated Brokerage

For the fiscal year ended April 30, 2016, the Fund did not pay any brokerage commissions to M&T Securities, Inc., a broker-dealer affiliated with WFMC.

SHAREHOLDING INFORMATION

As of March 14, 2017, the Fund had 55,369,100 shares of Class I and 630,815 shares of Class A issued and outstanding. As of March 14, 2017, the following persons owned of record 5% or more of the outstanding shares of the Fund:

Class I Shares

Name and Address	Percentage Ownership of Fund	Total Number of Shares Owned
SEI Private Trust Company C/O M&T Bank/WTC ID 337 Attn: Mutual Fund Administrator One Freedom Valley Drive Oaks, PA 19456 – 9989	27.86%	15,425,056

SEI Private Trust Company C/O M&T Bank ID 337 Attn: Mutual Fund Administrator One Freedom Valley Drive Oaks, PA 19456 – 9989	16.64%	9,212,897

Name and Address	Percentage Ownership of Fund	Total Number of Shares Owned
SEI Private Trust Company C/O M&T Bank/WTC ID 337 Attn: Mutual Fund Administrator One Freedom Valley Drive Oaks, PA 19456	16.16%	8,947,523

SEI Private Trust Company C/O M&T Bank ID 337 Attn: Mutual Fund Administrator One Freedom Valley Drive Oaks, PA 19456 – 9989	5.17%	2,860,145

Class A Shares

Name and Address	Percentage Ownership of Fund	Total Number of Shares Owned
Subramonian Shankar Norcross, GA 30092	16.35%	103,163

As of January 30, 2017, each Trustee’s individual shareholdings constituted less than 1% of the outstanding shares of the Fund, and as a group, the Trustees and officers of the Trust own less than 1% of the shares of the Fund.

Householding

Unless the Trust has received instructions to the contrary, only one copy of this Information Statement will be mailed to your household, even if more than one person in your household is a Fund shareholder of record. If your household received only one copy of the Information Statement and you would like additional copies, please contact your participating securities dealer or other financial intermediary or you may call (800) 836-2211.

If you or other members of your household prefer to receive separate copies of the Information Statement in the future, please contact your participating securities dealer or other financial intermediary or you may call (800) 836-2211. You may also make such a request in writing by sending your request to: Wilmington Funds, P.O. Box 9828, Providence, Rhode Island 02940-8025. If your household is receiving multiple copies of this Information Statement and would prefer to receive only one copy in the future, please contact your participating securities dealer or other financial intermediary or you may call (800) 836-2211.